        Exhibit 11.1 -- Statement Re: Computation of Per Share Earnings

                                                      YEAR ENDED DECEMBER 31,
                                                   (AMOUNTS IN THOUSANDS, EXCEPT
                                                          PER SHARE DATA)
                                             ------------------------------------------
                                                 1995          1994          1993
                                             ------------------------------------------
Primary
Average shares outstanding                       14,002      13,658      13,290
Net effect of dilutive stock options and
 warrants(2)                                        538         317         409
Assumed conversion of preferred stock                49         416         558
                                             ------------------------------------------
Total                                            14,589      14,391      14,257
                                             ==========================================
Net income(1)                                   $ 9,328     $ 5,740     $ 6,204
                                             ==========================================
Earnings per common and common
  equivalent share(1)                           $   .64     $   .40     $   .44
                                             ==========================================
FULLY DILUTED
Average shares outstanding                       14,002      13,658      13,290
Net effect of dilutive stock options and
  warrants(2)                                       538         317         409

Assumed conversion of preferred stock                49         416         558
                                             ------------------------------------------
Total                                            14,589      14,391      14,257
                                             ==========================================
Net income(1)                                   $ 9,328     $ 5,740     $ 6,204
                                             ==========================================
Earnings per common and common
  equivalent share(1)                           $   .64     $   .40     $   .44
                                             ==========================================



(1) Net income and earnings per common and common equivalent share in 1993 do not reflect the cumulative effect of a change in accounting principle of $207,100 or $.01 per share.

(2) The impact on the computation of per share earnings between using the average market price for the primary computation and the year-end market price (if higher than average market price) for the fully diluted computation is less than 3% of the applicable outstanding shares.